                                                                    Exhibit 11.1

                 PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

                      COMPUTATIONS OF EARNINGS PER SHARE



                                                                                      For the year ended
                                                                                          December 31,
                                                                                    -------------------------
                                                                                       1996          1995
                                                                                    -----------   -----------
Weighted average common shares outstanding:
Weighted average shares outstanding                                                  11,659,899     5,019,139
 during period

Cheap stock(1)                                                                          544,987     4,215,737

Cheap options(1)                                                                      1,664,135     1,657,371
                                                                                    -----------   -----------
    Total primary weighted average common shares
    and common shares equivalents                                                    13,869,021    10,892,247
                                                                                    ===========   ===========
Other Options(1)                                                                         83,173        72,903
                                                                                    -----------   -----------
    Total fully diluted weighted average
    common shares and common share equivalents                                       13,952,194    10,965,150

                                                                                    ===========   ===========

Net loss applicable to common shares

Net loss                                                                            ($8,764,000)  ($2,425,000)
                                                                                    ============  ============
Net loss per common share and
    common share equivalent - Primary                                                    ($0.63)       ($0.22)
                                                                                    ===========   ===========

Net loss per common share and
    common share equivalent - Fully Diluted                                              ($0.63)       ($0.22)
                                                                                    ===========   ===========

(1) Pursuant to Staff Accounting Bulletin Number 83, stock options granted and stock issued within one year of the original filing of the initial public offering Registration Statement have been included in the calculation of the weighted average common shares outstanding using the treasury stock method based on an initial public offering price of $10.50 and have been treated as outstanding for all reported periods.

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